EXHIBIT 99.1


                          American Banknote Corporation
                                 200 Park Avenue
                          New York, New York 10166-4999


Contact: Jean Marie Young
         Director - Investor Relations
         (212) 557-9100
                                                           FOR IMMEDIATE RELEASE
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         AMERICAN BANKNOTE ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS

NEW YORK, NY, January 9, 1998 - American Banknote Corporation (NYSE:ABN) today announced that it expects a decline in the fourth quarter 1997 earnings per share of between $0.08 - $0.10 compared to the fourth quarter of 1996. The comparison of earnings per share does not include the previously disclosed early extinguishment of debt and certain treasury interest rate agreements relating to the recent refinancing of approximately $0.32 per share, nor does it include the provision for litigation in 1996 of $0.07 per share. These amounts are preliminary and subject to final audit by the Company's independent auditors.

The significant factors contributing to the decrease in 1997 fourth quarter earnings compared to the fourth quarter of 1996 are the reduction in phone card volumes in Brazil, lower than expected sales in Australia and the weakening of the Australian dollar. These factors also contributed to a decline of approximately 2% in 1997 fourth quarter revenues compared to the 1996 fourth quarter.

Morris Weissman, American Banknote's Chairman and Chief Executive Officer, said, "While the reduction in phone card volumes was expected, certain large equipment orders anticipated in Australia were suspended while two bank customers considered alternatives for production including possible outsourcing arrangements. Although we are disappointed in the result, we believe that our businesses continue to be well-positioned as the trend toward outsourcing continues."

Weissman concluded, "The large outsourcing contracts won during the fourth quarter of 1997, Banco Itau and Commonwealth Bank, will favorably impact revenues and earnings in 1998."

American Banknote Corporation is a leading global provider of secure transaction documents and systems in strategically selected markets along three major product groups: Transaction Cards & Systems, Printing Services & Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of transaction activities worldwide reflects the rapidly changing field of electronic commerce. Additionally, American Banknote, via its Holographics subsidiary, is the world leader in security for financial transaction cards, including VISA, MasterCard, Discover, Diners Club International, and Europay.

This release contains forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.


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